EXHIBIT 3(i).1

                   ARTICLES OF INCORPORATION OF AZTEK, INC.
                (formerly Spectral Innovations (1994), Inc.)


                          ARTICLES OF INCORPORATION
                                       OF
                     SPECTRAL INNOVATIONS (1994), INC.
                             A Close Corporation

The undersigned, to form a Nevada close corporation, pursuant to NRS 78A.020, certifies that:

   FIRST.  The name of the corporation is Spectral Innovations (1994) Inc.

   SECOND. Its principal office in the State of Nevada is located at 1025 Ridgeview Drive, Suite 400, Reno, Washoe County, Nevada 89509. The name and address of its resident agent is Michael J. Morrison, Esq., 1025 Ridgeview Drive, Suite 400, Reno, Nevada BC 89509.

  THIRD. The nature of the business, or objects or purposes proposed to be transacted, promoted or carried on are:

To engage in any lawful activity and to market, purchase or otherwise acquire, invest in, own, mortgage, pledge, sell, assign and transfer or otherwise dispose of, trade, deal in and deal with goods, wares and merchandise and personal property of every class and description.

To hold, purchase and convey real and personal estate and to mortgage or lease any such real and personal estate with its franchises and to take the same by devise or bequest.

To acquire, and pay for in cash, stock or bonds of this corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.

To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage, or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and trade names, relating to or useful in connection with any business in this corporation.

To guarantee, purchase, hold, sell, assign, transfer, mortgage, pledge or otherwise dispose of the shares of the capital stock or of any bonds, securities or evidences of the indebtedness created by another corporation or corporations of this state, or any other state or government, and while owner of such stock, bonds, securities or evidences of indebtedness, to exercise all the rights, powers and privileges of ownership, including the right to vote, if any.

To borrow money and contract debts when necessary for the transaction of its business, or for the exercise of its corporate rights, privileges or franchises, or for any other lawful purpose of its incorporation; to issue bonds, promissory notes, bills of exchange, debentures and other obligations and evidences of indebtedness, payable at specified time or times, or payable upon the happening of a specified event or events, whether secured by mortgage, pledge, or otherwise, or unsecured, for money borrowed, or in payment for property purchased, or acquired, or for any other lawful objects. To purchase, hold, sell and transfer shares of its own capital stock, and use therefor its capital surplus, surplus or other property or funds; provided it shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital; and provided further, that shares of its own capital stock belonging to it shall not be voted upon, directly or indirectly, nor counted as outstanding, for the purpose of computing any stockholders' quorum or vote.

To conduct business, have one or more offices, and hold, purchase, mortgage and convey real and personal property in this state, and in any of the several states, territories, possessions and dependencies of the United States, the District of Columbia and in any foreign countries.

To do all and everything necessary and proper for the accomplishment of the objects hereinbefore enumerated or necessary or incidental to the protection and benefit of the corporation and, in general, to carry on any lawful business necessary or incidental to the attainment of the objects of the corporation, whether, or not such business is similar in nature to the objects hereinbefore set forth.

The objects and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in nowise limited or restricted by reference to, or inference from, the terms of any other clause in these Articles of Incorporation, but the objects and purposes specified in each of the foregoing clauses of this Article shall be regarded as independent objects and purposes.

  FOURTH. The amount of the total authorized capital stock of the corporation is TWENTY-FIVE THOUSAND DOLLARS (S25,000.00). The total number of shares of stock which the corporation shall have the authority to issue is TWENTY-FIVE THOUSAND (25,000) shares, which will consist of the following:

A. Common Stock. Twenty-Five Thousand (25,000) shares with a par value of Sl.00 each, amounting to an aggregate of Twenty-Five Thousand Dollars ($25,000.00).

No holder of any shares of any class of the corporation shall be entitled to the preemptive rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereafter authorized, or any securities exchangeable for or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire such shares.

No shares of stock shall have cumulative voting rights.

Any class of stock may be held by any person or entity.

The number of stockholders of the corporation may not exceed 30.

An interest in the shares may not be transferred except to the extent permitted by NRS 78A.050.

  FIFTH. The governing board of this corporation shall be known as directors and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the By-laws of this corporation.

  The names and post office addresses of the first Board of Directors, which shall be three (3) in number, are as follows:

    NAME                       POST OFFICE ADDRESS
    -----                      -------------------
Mike Sintichakis               242 Lawrence Avenue
                               Kelowna, B.C., Canada VlY 6L3

Richard Evans                  1400-400 Burrard Street
                               Vancouver, B.C., Canada V6C 3G2

Nick Sintichakis               242 Lawrence Avenue
                               Kelowna, B.C., Canada VlY 6L3

   SIXTH. The capital stock, after the amount of the subscription price or par value has been paid in, shall not be subject to assessment to pay the debts of the corporation.

  SEVENTH. The name and post office address of the Incorporator signing these Articles of Incorporation is as follows:


Michael J. Morrison            1025 Ridgeview Drive, Suite 400
                               Reno, Nevada 8-0509

  EIGHTH.  The corporation is to have perpetual existence.

  NINTH. In furtherance, and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

Subject to the By-laws, if any, adopted by the stockholders, to make, alter or amend the By-laws of the corporation.

To fix the amount to be reserved as working capital over and above its capital stock paid in, to authorize and cause to be executed, mortgages and liens upon the real and personal property of this corporation.

By resolution passed by a majority of the whole board, to designate one or more committees, each committee to consist of one or more of the directors of the corporation, which, to the extent provided in the resolution or in the By-laws of the corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to
all papers which may require it.    Such committee or committees shall have
such name or names as may be stated in the By-laws of the corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

When and as authorized by the affirmative vote of stockholders holding stock entitling them to exercise at least a majority of the voting power given at a stockholders' meeting called for that purpose, or when authorized by the written consent of the holders of at least a majority of the voting stock issued and outstanding, the Board of Directors shall have power and authority at any meeting to sell, lease or exchange all of the property and assets of the corporation, including its goodwill and its corporate franchises, upon such terms and conditions as its Board of Directors deem expedient and for the best interests of the corporation.

    TENTH. The corporation shall indemnify and hold all of its officers, directors, agents and employees harmless from and against any and all claims, suits, actions, damages and liabilities of whatsoever nature arising from their actions on behalf of the corporation. This indemnification shall be to the fullest extent permitted under N.R.S. 78.751, as amended from time to time.

    THE UNDERSIGNED, being the Incorporator hereinbefore named for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Nevada, does make and file these Articles of Incorporation, hereby declaring and certifying the facts herein stated are true, and, accordingly, has hereunto set his hand this 18th day of August, 1994.

                                                   /s/ Michael J. Morrison
                                                   ------------------------
                                                   Michael J. Morrison

STATE OF NEVADA   )
                  )ss
COUNTY OF WASHOE  )

  On this 18th day of August, 1994, before me, a Notary Public, personally appeared, Rita S. Dickson, who acknowledged she executed the above instrument.


            /s/ Rita Sue Dickson         RITA SUE DICKSON
            ---------------------        Notary Public- State of Nevada
              Notary Public              Appointment Recorded in Washoe County
                                         MY APPOINTMENT EXPIRES APRIL 21, 1997

                 ACCEPTANCE OF APPOINTMENT BY RESIDENT AGENT

  IN THE MATTER OF Spectral Innovations (1994) Inc., I, Michael J. Morrison, hereby certify that on the 18th day of August, 1994, 1 accepted the appointment as Resident Agent of the above-entitled corporation in accordance with Sec. 78.090, NRS 1957.

  Furthermore, that the principal office in this State is located at 1025 Ridgeview Drive, Suite 400, Reno, Washoe County, Nevada 89509.


     IN WITNESS WHEREOF, I have hereunto set my hand this 18th day of August, 1994.








             /s/ Michael J.
Morrison


               -------------------------------------------



       Michael J. Morrison, Resident Agent

I hereby certify that this is a true and complete copy of the document as filed in this office

DATED:  AUG 19 1994

      /s/ Chaeryl A. Lau
      ---------------------
      CHERYL A. LAU
      Secretary of State

By: /s/ Margaret *****